SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G)
    OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
                 REPORTS UNDER SECTIONS 13 AND 15(D) OF
                   THE SECURITIES EXCHANGE ACT OF 1934.

                      Commission File Number 000-23341

                        MOTOR CARGO INDUSTRIES, INC.
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           (Exact name of registrant as specified in its charter)

845 West Center Street, North Salt Lake, Utah 84054 and Telephone (801) 936-1111
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                (Address, including zip code, and telephone number,
                    including area code, of registrant's
                         principal executive offices)

                    Common Stock, No Par Value Per Share
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          (Title of each class of securities covered by this Form)

                                    none
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        (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

               Please place an X in the box(es) to designate
              the appropriate rule provision(s) relied upon to
               terminate or suspend the duty to file reports:

Rule 12g-4 (a)(1)(i)         [x]                Rule 12h-3 (b)(1)(i)    [x]
Rule 12g-4 (a)(1)(ii)        [ ]                Rule 12h-3 (b)(1)(ii)   [ ]
Rule 12g-4 (a)(2)(i)         [ ]                Rule 12h-3(b)1(i)       [ ]
Rule 12g-4 (a)(2)(ii)        [ ]                Rule 12h-3 (b)(2)(ii)   [ ]
                                                Rule 15d-6              [ ]

         Approximate number of holders of record as of the certification or notice date: 1

         Pursuant to the requirement of the Securities Exchange Act of 1934, Motor Cargo Industries, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                   Motor Cargo Industries, Inc.

Date:  February 14, 2002           By: /s/ Marvin Friedland
                                        --------------------------------------
                                        Name:   Marvin Friedland
                                        Title:  Vice President, General Counsel
                                                and Secretary


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.